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                                                                EXHIBIT 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Reports Second Quarter 2005 Results; Realigns North American CIPP Operations

         Chesterfield, MO - August 2, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today reported second quarter 2005 results.

         The Company reported net income of $3.6 million, or $0.13 per diluted share, for the second quarter of 2005 compared to $3.2 million, or $0.12 per diluted share, in the same quarter a year ago. Year-to-date, net income was $4.0 million, or $0.15 per diluted share compared to $3.7 million, or $0.14 per diluted share, in the same period last year. These results reflect improvement in the Company's core rehabilitation and Tite Liner(R) businesses, while the tunneling segment delivered operating losses due to continued unfavorable performance on certain projects. Revenues in the second quarter of 2005 increased 11.7% to $159.2 million from $142.4 million in the second quarter of 2004, while revenues for the first six months of 2005 increased 9.3% to $295.4 million as compared to $270.3 million in the first six months of 2004.

         For the second quarter of 2005 compared to the same quarter in 2004, revenues in the rehabilitation segment increased $18.6 million, or 17.8%, to $123.2 million and gross profit increased $6.0 million, or 24.3%, to $30.8 million. Gross profit margin in the rehabilitation segment was 25.0% in the second quarter of 2005 compared to 23.7% in the second quarter of 2004. Operating income in the rehabilitation segment was $11.7 million in the second quarter of 2005 compared to $5.4 million in the second quarter of 2004.

         Revenues in the rehabilitation segment increased $28.2 million, or 14.1%, to $228.5 million and gross profit increased $9.5 million, or 21.1%, to $54.6 million in the first six months of 2005 compared to the same period last year. Gross profit margin in the rehabilitation segment was 23.9% in the first six months of 2005 compared to 22.5% in the first six months of 2004. Operating income in the rehabilitation segment was $16.8 million in the first six months of 2005 compared to $7.1 million in the same period last year.

         The second quarter's rehabilitation results were favorably affected by the recognition of a claim receivable from the Company's excess insurance carrier related to rework for a project in Boston that was performed in the first six months of 2004. In March 2005, the Company received a court ruling in its favor, concluding that the Company's policy with its excess liability insurance carrier provided coverage for costs associated with the rework of the Boston project in excess of the primary comprehensive general liability insurance. The Company's primary insurance carrier had previously paid its portion of the claim related to the Boston project. In addition, in March 2005, the entire liner was inspected in accordance with the Company's arrangement with the client, and it was determined that the one segment that had not been treated in 2004 was in need of replacement in the same fashion as all of the other segments replaced in 2004. Work began late in the second quarter of 2005 to remove and repair this segment. The Company recognized a claim of $6.1 million for the estimated recoverable amounts related to the rework completed in 2004 and the work to be completed in 2005, which was offset by the costs of performing the rework on the remaining segment, estimated at $2.4 million. As a result, the net benefit to the Company's gross profit for the second quarter of 2005 regarding activity surrounding the Boston project was $3.4 million ($2.2 million after-tax). An additional $0.3 million was recognized as pre-judgment interest related to the claim.

         In the second quarter of 2005, the Company's rehabilitation operations experienced revenue growth resulting from increased backlog in most North American and European operations. Excluding the effect of the insurance claim recognition, gross margin declined by 1.5 percentage points due primarily to job execution issues, along with continuing effects of increased commodity prices,



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particularly in resin, on some of the longer-term projects where the Company was unable to pass through these increases to its customers in real time.

         The Company is undertaking an operational realignment of it North American rehabilitation business units. The number of geographical regions has been reduced from six to four in North America. The new structure is intended to improve gross margins through enhanced execution and by consistently aligning the roles and responsibilities of all field leadership positions across all four business units.

         Revenues in the tunneling segment decreased 14.1% to $26.8 million in the second quarter of 2005 compared to $31.1 million in the second quarter of 2004. In the first six months of 2005, tunneling revenues decreased 11.3% to $50.7 million compared to $57.2 million in the first six months of 2004. The decreases in revenues are due to lower backlog and more selective bidding practices. The Company's tunneling business recorded operating losses of $6.4 million and $9.8 million in the second quarter and first six months of 2005, respectively. The most significant contributor to the tunneling losses continued to be the Chicago project, which took a further write-down of $4.8 million in the second quarter of 2005 and has lost $4.9 million in the first six months of 2005. There were also further adverse margin developments in the second quarter on certain other projects, where in certain instances, the Company believes it will have a claim against the client, which may benefit future periods. The Company is currently in the process of developing a claim against one of its customers which could approximate $2 million pre-tax and which has not been reflected in income at this time.

         Tite Liner(R)'s revenue increased $2.5 million, or 37.5%, to $9.2 million and gross profit increased $0.6 million, or 23.4%, to $2.9 million in the second quarter of 2005 compared to the same quarter of 2004. Gross profit margins were 31.9% and 35.6% in the second quarters of 2005 and 2004, respectively. In the first six months of 2005, gross profit margin was 30.4% compared to 34.8% for the same period last year. In 2005, there has been more work in Tite Liner(R)'s South American operations, which traditionally carries lower margins, causing the gross profit margin decline.

         The Company improved its cash balance to $70.6 million at June 30, 2005 from $55.5 million at March 31, 2005, due primarily to improved collections of receivables. Receivables remained relatively flat as compared to the March 31, 2005 balance, despite an increase of $22.9 million in revenue in the second quarter. Other current assets increased by $6.1 million as compared to March 31, 2005 and $8.9 million as compared to December 31, 2004, due primarily to the recognition of the insurance claim for the Boston project in the second quarter. Accounts payable and accrued expenses increased $15.5 million and $16.7 million, respectively, as compared to March 31, 2005 and December 31, 2004 due primarily to the growth in the business and improved working capital management. Overall, cash flows from operations provided $23.5 million in the quarter ended June 30, 2005. Capital expenditures were $8.0 million in the second quarter and $15.6 million for the first six months of 2005, as compared to $8.9 and $16.6 million in the same periods in 2004.

         Total contract backlog at June 30, 2005 was $327.7 million, a $33.6 million increase from March 31, 2005, and a $0.5 million decrease from December 31, 2004. Rehabilitation backlog increased $21.5 million, or 11.8% due to growth in several North American regions. Tunneling backlog increased by $12.7 million, or 12.7%, from March 31, 2005, due primarily to the signing of a $40 million project in Charleston, South Carolina during the quarter. Compared to contract backlog at June 30, 2004, rehabilitation backlog increased by $24.2 million, Tite Liner(R) backlog increased by $6.6 million and tunneling backlog decreased by $35.5 million.

         The Company will host a conference call at 10:30 a.m. EDT on Wednesday, August 3, 2005. At such time, the call may be accessed by clicking on the Presentations tab on the Investor Relations page of the Company's Web site (www.insituform.com) or by using the following link: www.shareholder.com/insituform/MediaList.com.

         An audio archive of the webcast will be available approximately two hours after the call through www.insituform.com. The archive will be available for one week.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc.

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and on management's beliefs and assumptions. When used in this news release, the words "anticipate," "estimate," "believes," "plans," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the availability of raw materials used in the Insituform(R) cured-in-place ("Insituform CIPP") process, increased competition upon expiration of the Company's patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company's work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company's ability to remain in compliance with its financial covenants, the regulatory environment, the outcome of the Company's pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

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
                         INSITUFORM TECHNOLOGIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)
                   (In thousands, except per share amounts)

                                 For the Three Months        For the Six Months
                                    Ended June 30,             Ended June 30,
                                   2005        2004          2005         2004
Revenues                         $159,153    $142,434      $295,430     $270,348
Cost of revenues                  129,618     111,870       239,796      214,417
Gross profit                       29,535      30,564        55,634       55,931
Operating expenses                 22,739      22,974        46,197       44,966
Operating income                    6,796       7,590         9,437       10,965
Other (expense) income:
  Interest expense                 (2,127)     (2,258)       (4,294)      (4,795)
  Interest income                     676         255           967          624
  Other                              (209)       (173)         (164)        (337)
Total other expense                (1,660)     (2,176)       (3,491)      (4,508)
Income before taxes on income       5,136       5,414         5,946        6,457
Taxes on income                     1,797       2,238         2,081        2,663
Income before minority
  interests and equity in
  earnings                          3,339       3,176         3,865        3,794
Minority interests                    (40)        (45)          (79)        (101)
Equity in earnings of
  affiliated companies                289          25           202          (35)
Net income                          3,588       3,156         3,988        3,658

Earnings per share of common
  stock and common stock
  equivalents
    Basic                           $0.13       $0.12         $0.15        $0.14
    Diluted                          0.13        0.12          0.15         0.14

Average Number of Shares
 Basic                             26,754      26,685        26,750       26,587
Average Number of Shares
 Diluted                           26,851      26,782        26,869       26,718

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
                                 For the Three Months       For the Six Months
                                    Ended June 30,             Ended June 30,
                                   2005        2004          2005         2004
SEGMENT DATA
Revenues
  Rehabilitation                 $123,231    $104,625      $228,458     $200,254
  Tunneling                        26,761      31,145        50,711       57,195
  Tite Liner(R)                     9,161       6,664        16,261       12,899
Total revenues                   $159,153    $142,434      $295,430     $270,348

Gross profit (loss)
  Rehabilitation                  $30,769     $24,757       $54,576      $45,062
  Tunneling                        (4,158)      3,437        (3,893)       6,383
  Tite Liner(R)                     2,924       2,370         4,951        4,486
Total gross profit                $29,535     $30,564       $55,634      $55,931

Operating income (loss)
  Rehabilitation                  $11,684      $5,364       $16,807       $7,091
  Tunneling                        (6,396)        835        (9,796)       1,331
  Tite Liner(R)                     1,508       1,391         2,426        2,543
Total operating income             $6,796      $7,590        $9,437      $10,965

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
                        INSITUFORM TECHNOLOGIES, INC.
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (Unaudited)
                               (In thousands)

                                             June 30, 2005    December 31, 2004
ASSETS
 CURRENT ASSETS
  Cash and cash equivalents                     $70,583            $93,246
  Restricted cash                                 1,394              1,705
  Receivables, net                               90,303             78,665
  Retainage                                      28,584             25,655
  Costs and estimated earnings
    in excess of billings                        34,710             34,789
  Inventories                                    14,463             13,339
  Prepaid expenses and other assets              30,323             21,469
 TOTAL CURRENT ASSETS                           270,360            268,868
 PROPERTY, PLANT AND EQUIPMENT,
  less accumulated depreciation                  97,094             90,846
 OTHER ASSETS
  Goodwill                                      131,529            131,540
  Other assets                                   16,742             17,567
 TOTAL OTHER ASSETS                             148,271            149,107

TOTAL ASSETS                                   $515,725           $508,821

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Current maturities of long-term
    debt and line of credit                     $16,447            $15,778
  Accounts payable and accrued
    expenses                                    102,085             85,398
  Billings in excess of costs
    and estimated earnings                       15,025             12,809
 TOTAL CURRENT LIABILITIES                      133,557            113,985
 LONG-TERM DEBT, less current
    maturities                                   80,774             96,505
 OTHER LIABILITIES                                8,042              6,848
 TOTAL LIABILITIES                              222,373            217,338
 MINORITY INTERESTS                               1,676              1,647
 TOTAL STOCKHOLDERS' EQUITY                     291,676            289,836

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                          $515,725           $508,821

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
                        INSITUFORM TECHNOLOGIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)
                               (In thousands)

                                                             For the Six Months
                                                               Ended June 30,
                                                              2005       2004

Cash flows from operating activities:
Net income                                                   $3,988     $3,658

Adjustments to reconcile to net cash
 provided (used) by operating activities:
  Depreciation                                                8,960      8,164
  Amortization                                                  812      1,190
  Deferred income taxes                                         512         35
  Write-off of debt issuance costs                                -        226
  Other                                                        (583)     3,256
Changes in operating assets and liabilities:
  Change in restricted cash related to
   operating activities                                         311        181
  Receivables, including costs and
   estimated earnings in excess of billings                 (17,643)    (7,612)
  Inventories                                                (1,415)    (2,192)
  Prepaid expenses and other assets                          (8,099)    11,077
  Accounts payable and accrued expenses                      23,681      4,608
Net cash provided by operating activities                    10,524     22,591

Cash flows from investing activities:
  Capital expenditures                                      (15,642)   (16,598)
  Proceeds from sale of fixed assets                            523        473
  Investment in joint venture                                     -       (844)
Net cash used in investing activities                       (15,119)   (16,969)

Cash flows from financing activities:
  Proceeds from issuance of common stock                        325      2,913
  Principal payments on long-term debt                      (15,750)   (15,813)
  Deferred financing charges paid                              (260)      (633)
  Change in restricted cash related to
    financing activities                                          -      4,602
Net cash used in financing activities                       (15,685)    (8,931)
  Effect of exchange rate on cash                            (2,383)      (728)
Net decrease in cash and cash
  equivalents for the period                                (22,663)    (4,037)
Cash and cash equivalents,
  beginning of period                                        93,246     93,865
Cash and cash equivalents, end of period                     70,583     89,828


CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Senior Vice President and CFO
          (636) 530-8000


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